EXHIBIT 99.1
Securus Technologies, Inc. Commences Consent Solicitation with respect to its 11% Second-priority Senior Notes due 2011
DALLAS, TX — February 17, 2006 — Securus Technologies, Inc. announced today that it has commenced a consent solicitation to seek an amendment to the indenture governing its $154,000,000 principal amount of 11% Second-priority Senior Notes due 2011 (the “Notes”).
The proposed amendment would increase the amount of indebtedness Securus may incur under its credit facility from $30 million to $60 million and allow Securus to pursue strategic opportunities to acquire corrections market assets which it believes will further enhance its position as the largest independent provider of inmate telecommunication services to correctional facilities.
A supplemental indenture containing the proposed amendment will be executed as soon as practicable following receipt by Securus of the consent of at least a majority in principal amount of outstanding Notes, provided that such consents are received by 5:00 p.m., New York City time, on March 2, 2006, unless extended. The proposed amendment will not become operative unless, on or prior to February 19, 2007, (i) Securus closes an acquisition of selected inmate telecommunication businesses that meets certain financial criteria and (ii) certain other conditions are satisfied or waived, such conditions as set forth more fully in the Consent Solicitation Statement. If the proposed amendment becomes operative, as set forth above, the Company will pay a consent fee equal to $10 per $1,000 principal amount of Notes to note holders who provided their consent.
Securus has retained Morgan Stanley & Co. Incorporated to serve as Solicitation Agent for the consent solicitation. Global Bondholder Services Corporation will act as information agent, tabulation agent and paying agent in connection with the consent solicitation.
The consent solicitation is being made pursuant to a Consent Solicitation Statement dated February 17, 2006 and a related Consent Letter, which more fully describe the terms and conditions of the consent solicitation. Note holders may obtain copies of these documents from Global Bondholder Services Corporation by calling 866-470-4500. Questions regarding the consent solicitation should be addressed to Morgan Stanley & Co. Incorporated at 212-761-1864.
This announcement is for informational purposes only. It does not constitute an offer to purchase, a solicitation of an offer to purchase, or a solicitation of consents. The consent solicitation is made solely by means of the Consent Solicitation Statement.
ABOUT SECURUS TECHNOLOGIES
SECURUS Technologies is the country’s largest independent supplier of detainee telecommunications and information management solutions, serving over 3,100 correctional facilities nationwide. A recognized leader in providing comprehensive, innovative technical solutions and responsive customer service, SECURUS’ sole focus is the specialized needs of the corrections and law enforcement communities. SECURUS is headquartered in Dallas, Texas, with offices in Selma, Alabama; Raleigh, North Carolina; Brantford, Ontario; Belleville, Ontario, and has application redundancy backup systems in Allen, Texas and Irving Texas. For more information, please visit the SECURUS website at www.securustech.net.
Special Note Regarding Forward-Looking Statements:
The foregoing release contains statements that are forward-looking within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are only predictions and are not guarantees of future performance. Investors are cautioned that any such forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the operations and business environment of Securus that may cause the actual results to be materially different from any future results expressed or implied in such forward-looking statements.
Keith Kelson, Chief Financial Officer